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                              RAIT INVESTMENT TRUST

                               PHANTOM SHARE PLAN

               (AS AMENDED AND RESTATED, EFFECTIVE JULY 20, 2004)

I. PURPOSE. The purpose of the Plan is to provide a means whereby RAIT may grant equivalent rights relating to the Shares of RAIT to Employees and Trustees. These rights are structured to attract, reward and retain selected Employees and Trustees who are responsible for shaping and carrying out the long-range plans of RAIT. The Plan is designed to reward designated Employees and Trustees for their efforts on behalf of RAIT and to align the economic interests of such individuals with those of RAIT's shareholders.

II.   DEFINITIONS. The following definitions shall apply for all purposes of the
Plan:

      2.01 "ACCOUNT" means a bookkeeping account established on RAIT's books pursuant to Section 5.02. The Account reflects the number of Phantom Shares that shall be credited to the Participant following an award under Section 5.01.

      2.02 "BENEFICIARY" means the person(s) designated in writing by a Participant to receive any benefits payable under this Plan subsequent to the Participant's death. RAIT shall provide a form for this purpose. In the event a Participant has not filed a Beneficiary designation with RAIT, or no Beneficiary survives the Participant, the Beneficiary shall be the Participant's estate.

      2.03 "BOARD" means the Board of Trustees of RAIT.

      2.04 "CODE" means the Internal Revenue Code of 1986, as amended, and its corresponding regulations.

      2.05 "COMMITTEE" means the committee appointed by the Board to administer the Plan.

      2.06 "DEFERRAL ACCOUNT" means a bookkeeping account established on RAIT's books pursuant to Section 8.03. The Deferral Account reflects the number of Phantom Shares that have been credited to the Participant following a deferral under Article VIII.

      2.07 "EMPLOYEE" means an employee of the Employer (including an officer or director who is also an employee of the Employer).

      2.08 "EMPLOYER" means RAIT, and any subsidiary or affiliate of RAIT, including RAIT Partnership, L.P.

      2.09 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      2.10 "FAIR MARKET VALUE" shall mean, per Share, the average of the highest and lowest price of a Share on the New York Stock Exchange, or such other national securities
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exchange as may be designated by the Committee, on the applicable date, or, if there are no sales of Shares on such date, then the average of the highest and lowest price of the Shares on the last previous day on which a sale is reported.

      2.11 "GRANT AGREEMENT" means a written document issued by the Committee to a Participant that shall specify the award of Phantom Shares to the Participant as described in Section 5.01 and such other terms and conditions to which the grant is subject.

      2.12 "MANAGEMENT EMPLOYEE" means an Employee who is a member of a select group of management or highly compensated employees of the Employer and is designated by the Committee as a Management Employee.

      2.13 "PARTICIPANT" means any Trustee or Employee who is designated by the Committee as eligible to participate in the Plan under Section 4.01 and receives an award of Phantom Shares. In the event of the death of a Participant, the term shall mean his or her Beneficiary. In the event of the incompetency of a Participant, the term shall mean his or her personal representative or guardian.

      2.14 "PHANTOM SHARES" means a phantom interest in RAIT that is awarded to a Participant to reflect Shares as provided in this Plan.

      2.15 "PHANTOM SHARE VALUE" means the value of a Phantom Share as of a particular date based on the Fair Market Value of a Share on such date.

      2.16 "PLAN" means the RAIT Investment Trust Phantom Share Plan as the same is set forth herein and as it may be amended from time to time. Prior to this amendment and restatement, the Plan was known as the RAIT Investment Trust Phantom Share Plan for Non-Employee Trustees.

      2.17 "PLAN YEAR" means the calendar year.

      2.18 "RAIT" means RAIT Investment Trust, a Maryland real estate investment trust.

      2.19 "SEPARATION FROM SERVICE" means the Employee's or Trustee's separation from employment or service with the Employer for any reason, including death, disability, voluntary termination, retirement, and termination by the Employer for cause or without cause. Except as otherwise provided herein, a "Separation from Service" shall be deemed to have occurred on the last day of the Employee's or Trustee's actual employment or service with the Employer.

      2.20 "SHARES" means common shares of beneficial interest, par value $0.01, of RAIT.

      2.21 "TRUSTEE" means a non-employee member of the Board.

III. ADMINISTRATION AND DISCRETION. The Committee shall determine which Employees and Trustees will receive grants of Phantom Shares. Further, the Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan, to make any other determinations, including factual determinations, and to take such other actions as it deems necessary or advisable in carrying out its duties under the Plan. All decisions and determinations by the Committee shall be final and binding on the Participants, the Beneficiaries,

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RAIT, the Employers and any other persons having or claiming an interest under the Plan. All decisions, actions and interpretations of the Committee required under the Plan shall be in its sole discretion, not in a fiduciary capacity and need not be uniformly applied to similarly situated individuals. No member of the Committee shall be personally liable for any action taken with respect to the Plan, and RAIT shall defend, indemnify, and hold each such individual harmless, unless circumstances indicate the individual acted with gross negligence or willful misconduct. The expenses incurred by the Committee in administering the Plan shall be borne by RAIT.

IV.   PARTICIPATION.

      4.01 IN GENERAL. The Committee shall have the sole authority, in its sole discretion, to determine, within the limitations of the Plan, each Employee and Trustee who shall become a Participant and who shall be granted Phantom Shares in any Plan Year, the number of such Phantom Shares and such other terms and conditions relating to the Phantom Shares if not otherwise specified in the Plan. A Phantom Share award granted to an Employee or Trustee in one Plan Year does not mean that the Employee or Trustee will receive a Phantom Share award in another year or that the Employee or Trustee will receive the same number or value of Phantom Shares. Participation in the Plan is conditional upon the Participant's acknowledgement, in writing or by acceptance of any Phantom Share award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her Beneficiaries and any other person having or claiming an interest under the Plan on behalf of the Participant.

      4.02 FACTORS TO BE CONSIDERED. In determining whether an individual may become a Participant under the Plan, the Committee shall take into consideration the Employee's or the Trustee's present and potential contribution to the success of RAIT and his or her Employer and such other factors as the Committee may deem proper and relevant.

V.    AWARD OF PHANTOM SHARES.

      5.01 AWARD OF PHANTOM SHARES. For each Plan Year, the Committee shall notify those Participants who the Committee has designated to receive an award of Phantom Shares and inform such Participants of the number of Phantom Shares each has been awarded. The award of Phantom Shares to a Participant shall be evidenced by a Grant Agreement that shall provide the number of Phantom Shares awarded and the terms and conditions related to the Phantom Shares so awarded. Such awarded Phantom Shares shall be credited to each Participant's Account as specified in Section 5.02. No Account shall be credited with a fractional Phantom Share.

      5.02 INTERESTS OF A PARTICIPANT. RAIT shall credit an Account with the number of Phantom Shares credited to each Participant; provided, however, that no Participant or any other person shall under any circumstance acquire any property interest in any specific asset of RAIT. In the event a dividend is declared with respect to the Shares, a cash payment shall be made to the Participant by RAIT equal to the amount of the dividend that would have been distributed if those Phantom Shares credited to the Participant's Account been Shares, irrespective of whether the Participant's Phantom Shares have vested, unless the Committee determines otherwise. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between RAIT or the Committee and any Participant or any other person. To the extent that any person acquires a right to receive payment from RAIT hereunder, such right shall be no greater than the right of any unsecured general creditor of RAIT.


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      5.03 REPORT TO PARTICIPANTS. The Committee shall annually provide each
Participant with a statement as to the Phantom Share Value of the Phantom Shares credited to the Participant's Account as of the last day of the immediately preceding Plan Year.

VI.   VESTING.

      6.01 VESTING FOR EMPLOYEES. All Phantom Shares awarded to an Employee will vest according to the schedule determined by the Committee on the date of grant and set forth in the Employee's Grant Agreement. If an Employee incurs a Separation from Service prior to fully vesting in his or her Phantom Shares, the unvested Phantom Shares shall be immediately forfeited, unless the Committee determines otherwise. The Committee, in its sole discretion, may accelerate the vesting of Phantom Shares granted to an Employee at any time for any reason.

      6.02 VESTING FOR TRUSTEES. All Phantom Shares awarded to Trustees will be fully vested on the date of grant.

VII.  REDEMPTION OF PHANTOM SHARES.

      7.01 REDEMPTIONS OF EMPLOYEES' PHANTOM SHARES. Except as otherwise provided in Article VIII, the Committee shall specify in the Grant Agreement for an Employee the time when vested Phantom Shares credited to the Employee's Account will be redeemed. The redemption will be based on the Phantom Share Value of such Phantom Shares as of the date the Committee designates as the redemption date in the Grant Agreement. Any such redemptions shall be paid within the forty-five (45) day period following the redemption date in a lump sum in cash. Notwithstanding the immediately preceding sentence, if RAIT's shareholders authorize the issuance of Shares under the Plan, the Committee may determine, in its sole discretion, that the redemption paid to an Employee will be paid in Shares not cash.

      7.02 REDEMPTIONS OF TRUSTEES' PHANTOM SHARES. RAIT shall redeem Phantom Shares credited to a Trustee's Account upon a Trustee's Separation from Service for any reason. The redemption shall apply to all of the Phantom Shares then credited to the Trustee's Account based on the Phantom Share Value of such Phantom Shares as of the date of the Trustee's Separation from Service. Any such redemption shall be paid within the forty-five (45) day period following the date of the Trustee's Separation from Service in a lump sum in cash. Notwithstanding the immediately preceding sentence, if RAIT's shareholders authorize the issuance of Shares under the Plan, the Committee may determine, in its sole discretion, that the redemption paid to the Trustee after the Trustee's Separation from Service will be paid in Shares not cash.

VIII. DEFERRALS

      8.01 DEFERRALS. The Committee may permit a Participant who is a Management Employee to defer receipt of the redemption of any Phantom Shares that would otherwise be due to the Participant under the Plan. If any such deferral election is permitted, the rules and procedures for such deferral shall be as set forth in this Article VIII or as otherwise determined by the Committee, in its sole discretion.

      8.02 DEFERRAL ELECTION. If the Grant Agreement permits deferral of Phantom Shares, a Management Employee may irrevocably elect to defer all or part of his or her Phantom Shares

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until a date after the redemption date initially designated by the Committee in the Grant Agreement. Deferral elections must be made in a form and manner determined by the Committee and must be filed with the Committee during the first thirty (30) days following the date of grant, or within such other time or times prescribed by the Committee. Failure to make an effective election by the date prescribed by the Committee will preclude a Management Employee from making a deferral. In no event may a Management Employee change a deferral election once made. The Committee will provide deferral election forms and instructions for making a deferral election.

      8.03 DEFERRAL ACCOUNT. If a Management Employee elects to defer all or a part of the Phantom Shares, the Phantom Shares that the Management Employee elected to defer will be credited to a Deferral Account as of the date the Phantom Shares would have otherwise been redeemed pursuant to Section 7.01. No actual Shares or other assets will be held in the Deferral Account for the Participant's benefit. As of the date the Phantom Shares are credited to the Participant's Deferral Account, the Participant's Phantom Shares are considered earned and are non-forfeitable.

      8.04 VALUE OF DEFERRAL ACCOUNT. The value of the Participant's Deferral Account will be based upon the Phantom Share Value. As the Phantom Share Value increases or decreases, the value of the Participant's Deferral Account will increase or decrease accordingly.

      8.05 DIVIDEND EQUIVALENTS. When dividends are declared and paid on Shares, a cash payment shall be made to the Participant by RAIT equal to the amount of the dividend that would have been distributed if those Phantom Shares credited to the Participant's Deferral Account had been Shares.

      8.06 REDEMPTION OF DEFERRED AMOUNTS. If the Management Employee makes a deferral election pursuant to this Article VIII, the Management Employee will be entitled to receive a redemption of all of the Phantom Shares then credited to the Management Employee's Deferral Account based on the Phantom Share Value of such Phantom Shares as of the date designated by the Management Employee in his or her deferral election. The Management Employee may elect to receive such redemption in a single payment or in equal annual installments over a period of no longer than five years (or within such other period of time as may be specified by the Committee), subject to such rules and restrictions that the Committee determines in its sole discretion. Any such redemption shall be paid within the forty-five (45) day period following the date(s) selected by the Management Employee in a lump sum in cash. Notwithstanding the immediately preceding sentence, if RAIT's shareholders authorize the issuance of Shares under the Plan, the Committee may determine, in its sole discretion, that the redemption paid to the Management Employee pursuant to the deferral election will be paid in Shares not cash.

      8.07 HARDSHIP DISTRIBUTIONS. At any time prior to the redemption, if the Management Employee incurs an "unforeseeable emergency," the Management Employee may submit a written request to the Committee for a hardship distribution of all or part of the amount then credited to the Management Employee's Deferral Account. For purposes of this Section 8.07, an "unforeseeable emergency" means severe financial hardship resulting from a sudden and unexpected illness or accident involving the Management Employee, the Management Employee's spouse or a member of the Management Employee's immediate family, loss of the Management Employee's property due to casualty, or other similar extraordinary and


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unforeseeable circumstance arising as a result of events beyond the Management
Employee's control. A distribution will not be made if the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Management Employee's assets (to the extent such liquidation would not itself cause severe financial hardship). The Committee will determine whether an unforeseeable emergency has occurred based on the regulations set forth in Treasury Regulation section 1.457-6(c)(2), in its sole discretion.

      8.08 CLAIMS PROCEDURE.

            (a) CLAIM FOR BENEFITS. The Committee will advise each Management Employee and Beneficiary of any benefits to which such person is entitled under this Article VIII. If any such person believes that the Committee has failed to advise them of any benefit to which such person is entitled, such person may file a written claim with the Committee. The claim will be reviewed, and a response provided, within a reasonable time after receiving the claim. Any claimant who is denied a claim for benefits will be provided with written notice setting forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based;
(iii) a description of any additional material or information necessary for the claimant to perfect the claim; (iv) an explanation of the claims review procedure; and (v) an explanation of the claimant's right to bring an action under section 502(a) of ERISA after an adverse benefit determination on review.

            (b) APPEAL. Within sixty (60) days after receipt by a claimant of a notice denying a claim under the Plan, the claimant or a duly authorized representative may request in writing a full and fair review of the claim by the Committee. The Committee may extend the sixty (60) day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or a duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Committee will make a decision promptly, and not later than sixty (60) days after the Committee's receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Committee deems one necessary) require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of a request for review. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, specific references to the pertinent provisions of the Plan on which the decision is based, and an explanation of the claimant's right to bring an action under section 502(a) of ERISA.

      8.09 FUNDING. The deferrals permitted pursuant to this Article VIII are intended to be made pursuant to a "top hat" plan, exempt from the substantive requirements of ERISA. The sole interest of each Management Employee under this
Article VIII is to receive the benefits provided under this Article VIII as and when they become due and payable in accordance with the terms of this Article
VIII. Neither RAIT nor the Employer need maintain any separate fund or account to provide any benefits provided under this Article VIII. Management Employees and persons claiming under or through Management Employees will have no right, title, or interest in or to any of the assets of RAIT or the Employer and will have only general unsecured creditor status with respect to benefits redeemable under this Article VIII.


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IX.   MISCELLANEOUS.

      9.01 TRANSFERABILITY. No Phantom Share issued under this Plan shall be transferred, assigned, pledged, encumbered or exercised by the Participant, and a Phantom Share may be redeemed during the lifetime of a Participant only by the Participant.

      9.02 NO RIGHTS AS SHAREHOLDER. No Participant shall have any rights as a shareholder of RAIT (or any subsidiary or affiliate), including the right to any cash dividends (except as provided in Sections 5.02 and 8.05), or the right to vote, as a result of the award.

      9.03 ADJUSTMENT TO PHANTOM SHARES. Unless determined otherwise by the Committee, in the event of a share split, share dividend, reclassification, reorganization, or other capital adjustment of Shares, the number of Phantom Shares which have been issued under the Plan shall be adjusted in the same manner as the Shares are adjusted.

      9.04 NO RIGHTS TO CONTINUED EMPLOYMENT OR SERVICE. Nothing in this Plan, and no action taken pursuant hereto, shall confer upon any Participant the right to continue in employment or service with the Employer, or affect the right of an Employer to terminate the Participant's employment or service at any time for any reason.

      9.05 WITHHOLDING TAX. Notwithstanding any other provision of this Plan, if required, the Employer shall be entitled to withhold from, or in respect of, any payment to be made upon the vesting and/or redemption of Phantom Shares, an amount sufficient to satisfy all federal, state and local tax withholding requirements (including FICA and Medicare taxes) relating thereto. Such withholding may also be made from other amounts due from the Employer to the Participant or upon the occurrence of any other event that would cause the Phantom Shares to be deemed taxable compensation to the Participant.

      9.06 NOTICES. Any notice hereunder to be given to RAIT or the Committee shall be in writing and shall be delivered in person to the Secretary of RAIT, or shall be sent by registered mail, return receipt requested, to the Secretary of RAIT at RAIT's executive offices, and any notice hereunder to be given to the Participant shall be in writing and shall be delivered in person to the Participant, or shall be sent by registered mail, return receipt requested, to the Participant at the Participant's last address as shown in the employment records of RAIT. Any notice duly mailed in accordance with the preceding sentence shall be deemed provided on the date postmarked.

      9.07 TERMINATION AND AMENDMENT OF THE PLAN/MODIFICATION OF PHANTOM SHARES. The Plan may be terminated, modified or amended by the Committee at any time, except with respect to any Phantom Shares then outstanding under the Plan; provided, however, that the Committee may accelerate the redemption of any Phantom Shares then outstanding as if a redemption were then being made under
Article VII. Notwithstanding the immediately preceding sentence or anything in the Plan or a Grant Agreement to the contrary, the Committee may amend the Plan or the terms of an outstanding Phantom Share awarded under the Plan without the consent of any Participant (including as to any Phantom Shares credited to a Deferral Account pursuant to Article VIII) to reflect changes or clarifications in the law, the Code or guidance issued by the Internal Revenue Service relating to the taxation of Phantom Shares issued under the Plan or the deferral of such Phantom Shares, irrespective of whether any such amendment may adversely impact the prior treatment of Phantom Shares awarded or deferred

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under the Plan. Nothing contained in the Plan shall preclude RAIT from entering into any type of transaction such as a reorganization, merger or recapitalization, or other change in its capital structure and any such transaction shall not require the acceleration of payment under this Plan except to the extent expressly provided in this Plan.

      9.08 OTHER BENEFITS. Payments under this Plan shall not be taken into account as compensation in determining or calculating other benefits under any other plan or program of the Employer which bases a benefit on compensation.

      9.09 EFFECTIVE DATE OF PLAN. The Plan, as hereby amended and restated, shall be effective as of July 20, 2004. The original effective date of the Plan was January 29, 2004.

      9.10 MISCELLANEOUS.

            (a) If RAIT shall find that any person to whom any payment is payable under this Plan is unable to care for such person's affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by RAIT to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as RAIT may determine. Any such payment shall be a complete discharge of the liabilities of RAIT under this Plan.

            (b) This Plan shall be binding upon and inure to the benefit of RAIT, its successors and assigns and the Participant and the Participant's heirs, executors, administrators and legal representatives.

            (c) This Plan shall be construed in accordance with, and governed by, the laws of the State of Maryland.

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